                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NO. 33-55853

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 7, 1996)

                           $25,130,727 (APPROXIMATE)

                  [LOGO OF GREEN TREE FINANCIAL CORPORATION]

                              SELLER AND SERVICER
                    CERTIFICATES FOR HOME IMPROVEMENT LOANS
                                 SERIES 1996-B

                            6.45% PASS-THROUGH RATE

  (PRINCIPAL AND INTEREST PAYABLE ON THE 15TH DAY OF EACH MONTH BEGINNING IN
                                  APRIL 1996)

                               -----------------

  The Certificates for Home Improvement Loans, Series 1996-B offered hereby (the "Certificates") will be issued by, and evidence beneficial ownership interests in, Home Improvement Loan Trust 1996-B (the "Trust"). The Trust will be created by Green Tree Financial Corporation (the "Company") pursuant to a Pooling and Servicing Agreement, dated as of March 1, 1996 (the "Agreement") between the Company and First Trust National Association, as Trustee (the "Trustee"). The Trust property will consist primarily of a pool of home improvement contracts and promissory notes (the "Contracts"), including the right to receive payments due on the Contracts on and after February 28, 1996 (or the date of origination thereof, if later) (the "Cut-off Date"), and amounts held for the Trust in the Certificate Account. The Contracts are not secured by any mortgage or other lien on the related improved real estate.

  The Certificateholders will have the benefit of a limited guaranty of the Company (the "Limited Guaranty") to protect against losses that would otherwise be borne by the Certificateholders, subject to the limit of the Guaranty Amount (as described herein). To the extent that funds in the Certificate Account are insufficient to distribute to the holders of the Certificates the Formula Distribution Amount (as described herein), the Company will be obligated (subject to the limit of the Guaranty Amount) to pay the Guaranty Payment (as described herein). The Guaranty Amount initially equals $2,513,073 and will be reduced thereafter as described herein. See "Description of the Limited Guaranty" herein.

  Principal and interest with respect to the Certificates are distributable on the fifteenth day of each month or, if such fifteenth day is not a business day, the first business day thereafter, beginning in April 1996. The Company will act as servicer (in such capacity, the "Servicer") of the Contracts. The final scheduled Payment Date of the Certificates is in October 2015. See "Description of the Certificates" herein and in the Prospectus.
                                                       (Continued on next page)
                               -----------------

  PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

                               -----------------

  THE CERTIFICATES  REPRESENT INTERESTS  IN THE TRUST  AND DO  NOT REPRESENT
    INTERESTS IN  OR OBLIGATIONS  OF  THE COMPANY,  EXCEPT TO  THE LIMITED
      EXTENT DESCRIBED HEREIN AND IN THE PROSPECTUS. THE CERTIFICATES DO
        NOT  REPRESENT OBLIGATIONS  OF,  AND WILL  NOT  BE INSURED  OR
          GUARANTEED BY, ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE  ATTORNEY GENERAL OF THE STATE OF NEW YORK  HAS NOT PASSED ON
             OR  ENDORSED  THE  MERITS  OF  THIS  OFFERING.  ANY
                    REPRESENTATION  TO  THE CONTRARY  IS
                           UNLAWFUL.

                               -----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               UNDERWRITING  PROCEEDS TO
                                            PRICE TO PUBLIC(1)   DISCOUNT   COMPANY(1)(2)
------------------------------------------------------------------------------------------
Per Certificate...........................      99.921875%         .45%       99.471875%
------------------------------------------------------------------------------------------
Total.....................................    $25,111,093.62   $113,088.27  $24,998,005.35
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Plus accrued interest from and including March 14, 1996.
(2) Before deducting expenses, estimated to be $170,000.

  The Certificates are offered subject to prior sale, when, as and if issued by the Trust and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Certificates will be made in book-entry form only through the Same Day Funds Settlement system of The Depository Trust Company on or about March 14, 1996 (the actual such date being hereinafter referred to as the "Closing Date").

                               -----------------

                              MERRILL LYNCH & CO.

                               -----------------

            The date of the Prospectus Supplement is March 7, 1996

(Continued from previous page)

  There is currently no secondary market for the Certificates offered hereby, and there is no assurance that any such market will develop or, if it does develop, that it will continue. Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") expects, but is not obligated, to make a market in the Certificates.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  Until June 12, 1996, all dealers effecting transactions in the Certificates, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus Supplement and a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. Upon receipt of a request by an investor, or his or her representative, within the period during which there is a Prospectus delivery obligation, the Company or the Underwriter will transmit or cause to be transmitted promptly, without charge, and in addition to any such delivery requirements, a paper copy of a Prospectus Supplement and a Prospectus, or a Prospectus Supplement and a Prospectus encoded in an electronic format.

  The Certificates offered hereby constitute a separate Series of Certificates for Home Improvement Loans being offered by the Company from time to time pursuant to the Prospectus. This Prospectus Supplement does not contain complete information about the offering of the Certificates. Additional information is contained in the Prospectus and purchasers are urged to read both this Prospectus Supplement and the Prospectus in full. Sales of the Certificates may not be consummated unless the purchaser has received both this Prospectus Supplement and the Prospectus. To the extent that any statements in this Prospectus Supplement conflict with statements contained in the Prospectus, the statements in this Prospectus Supplement shall control.

                    SUMMARY OF THE TERMS OF THE CERTIFICATES

  This summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned them in the Prospectus and in Article I of the Agreement, a copy of which is available upon request made to the Company.

Securities Offered............  Certificates for Home Improvement Loans, Series
                                 1996-B (the "Certificates"). The Certificates will be issued by, and evidence beneficial ownership interests in, Home Improvement Loan Trust 1996-B (the "Trust"), the property of which consists primarily of the Contracts, having an aggregate principal balance as of the Cut-off Date (the "Cut-off Date Pool Principal Balance") of $25,130,727.08, and all rights, benefits, obligations and proceeds arising therefrom or in connection therewith.

Trustee.......................  First Trust National Association, St. Paul,
                                 Minnesota.

Seller and Servicer...........  Green Tree Financial Corporation.

Payment Date..................  The fifteenth day of each month or, if such day is not a Business Day, the next succeeding
                                 Business Day, commencing in April 1996.

Cut-off Date..................  February 28, 1996 (or the date of origination of the Contract, if later).

Record Date...................  The Business Day immediately preceding the related Payment Date.

Original Series 1996-B
 Certificate Principal
 Balance......................  $25,130,727 (approximate).
Pass-Through Rate.............  6.45% per annum.
Description of Certificates...  The Certificates are issued in a single Class by, and are payable solely from the property
                                 of, the Trust. The undivided percentage
                                 interest of the holder of any Certificate in
                                 the distributions to be made in respect of the Certificates (the "Percentage Interest") will be equal to the percentage obtained by dividing the denomination specified on such Certificate by the Original Series 1996-B Certificate Principal Balance.
Distributions.................  Holders of the Certificates will be entitled to receive on each Payment Date, to the extent that the Amount Available in the Certificate Account (together with the Guaranty Payment, as described below) is sufficient therefor, distributions allocable to interest and principal, as described herein. Distributions will be made on each Payment Date to holders of record of the Certificates on the related Record Date, except that the final distribution in respect of the Certificates will be made only upon presentation and surrender of the Certificates at the office or agency appointed by the Trustee for that purpose in Minneapolis or St. Paul, Minnesota. The Amount Available for the Trust on each Payment Date generally includes payments on the Contracts due during the previous calendar month (the "Due Period") and received on or prior to the Determination Date, prepayments and other unscheduled collections received on the Contracts during such Due Period, any Advances (as defined herein) made by the Servicer or the Trustee with respect to such Due Period and any amounts paid by the Company to repurchase a Contract due to a breach of representation or warranty.


Distributions on the
 Certificates

  Interest..................    Interest on the Certificates will be payable on
                                 each Payment Date in an amount equal to one month's interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance (as defined below) immediately prior to such Payment Date; provided that, in the case of the first Payment Date, such interest will be payable only for the period from the Closing Date to but excluding April 15, 1996. The "Aggregate Certificate Principal Balance" with respect to any Payment Date will equal the Original Series 1996-B Certificate Principal Balance minus all distributions previously made in respect of principal on the Certificates. Accrued interest will be computed on the basis of a 360-day year of twelve 30-day months.

                                In the event that, on a particular Payment
                                 Date, the Amount Available in the Certificate Account, together with any Guaranty Payment, is not sufficient to make a full distribution of interest to the Certificateholders, the amount of interest to be distributed in respect of the Certificates will be allocated among the outstanding Certificates pro rata in accordance with their respective entitlements to interest, and the amount of the shortfall will be carried forward and added to the amount such holders will be entitled to receive on the next Payment Date. Any such amount so carried forward will bear interest at the Pass-Through Rate, to the extent legally permissible. See "Description of the Certificates."

  Principal.................    On each Payment Date, the Certificateholders
                                 will be entitled to receive as distributions of principal, to the extent of the Amount Available in the Certificate Account after payment of all interest payable on the Certificates, an amount equal to the sum (such sum being hereinafter referred to as the "Monthly Principal") of (a) the amount of regular principal payments on Contracts paid or applied during the prior Due Period; (b) the amount of Principal Prepayments received on Contracts during the prior Due Period; (c) the principal portion of all payments on Contracts that were Delinquent Payments as of the end of the prior Due Period; (d) the unpaid principal balance of all Contracts that became Liquidated Contracts with respect to the prior Due Period; (e) the principal portion of the Repurchase Price paid by the Company to repurchase Contracts for breach of representations and warranties with respect to the prior Due Period, as described in this Summary under "Repurchases by the Company;"
                                 (f) the amount of any reduction in the
                                 principal amount deemed owed on any Contract as a result of the Obligor's bankruptcy; and
                                 (g) any principal amount described in clauses
                                 (a) through (f) above that was not previously distributed because of an insufficient amount of funds available in the Certificate Account and the Company either was not obligated to or failed to pay such amount under the Limited Guaranty.

Limited Guaranty..............  In order to mitigate the effect of liquidation losses and delinquencies on the Contracts, the Certificateholders are entitled to receive on each Payment Date (subject to the limit of the Guaranty Amount) the amount equal to the Guaranty Payment, if any, under the Limited Guaranty of the Company. The Guaranty Payment for any Payment Date will equal the amount, if any, by which the Formula Distribution Amount (equal to one month's interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance plus the Monthly Principal for such Payment Date) exceeds the Amount Available in the Certificate Account for such Payment Date.

                                The "Guaranty Amount" initially equals
                                 $2,513,073. Thereafter, on any Payment Date, the Guaranty Amount will equal the lesser of
                                 (i) $2,513,073 minus all Guaranty Payments previously made by the Company, or (ii) the Aggregate Certificate Principal Balance on such Payment Date plus three months of interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance as of such Payment Date.

                                The Limited Guaranty will be an unsecured
                                 general obligation of the Company and will not be supported by any letter of credit or other credit enhancement arrangement.

Registration of Certificates..  The Certificates initially will each be represented by one or more certificates
                                 registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"), and will only be available in the form of book-entries on the records of DTC and participating members thereof. Certificates will otherwise be issued in definitive form only under the limited circumstances described herein. All references herein to the rights of "holders" or "Certificateholders" shall reflect the rights of beneficial owners as they may indirectly exercise such rights through DTC and participating members thereof, except as otherwise specified herein. See "Description of the Certificates--Registration of the Certificates" herein.

Contracts.....................  The Contracts consist of 4,719 conventional and
                                 63 FHA-insured home improvement contracts and promissory notes (the "Contracts"), including any and all rights to receive payments due thereunder on and after the Cut-off Date. The obligations of the Obligor under each Contract are unsecured and such Contracts constitute "Unsecured Contracts" as described in the Prospectus. The Contracts arise from loans relating to the improvement of real estate located in 49 states and the District of Columbia. The contractual annual percentage rate of interest (the "Contract Rate") on the Contracts as of the Cut-off Date ranges from 10.25% to 17.99% with a weighted average of 13.99%. The Contracts had a weighted average term to scheduled maturity, as of origination, of 85 months, and a weighted average term to scheduled maturity, as of the Cut-off Date, of 82 months. The final scheduled payment date on the Contract with the latest scheduled maturity is in September 2015. See
                                 "The Contracts" herein.

FHA Insurance.................  Approximately 1.07% of the Contracts by
                                 principal balance as of the Cut-Off Date are insured by FHA against Obligor defaults pursuant to Title I of the National Housing Act ("FHA Insurance"). See "Description of FHA Insurance" in the Prospectus.

Advances......................  The Servicer is obligated to make Advances each month of any scheduled payments on the
                                 Contracts that were due but not received during the prior Due Period. The Servicer will be entitled to reimbursement of an Advance from subsequent funds available therefor in the Certificate Account. The Servicer will be obligated to make an Advance only to the extent that it determines that such Advance will be recoverable from subsequent funds available therefor in the Certificate Account. If the Servicer fails to make any Advance required under the Agreement, the Trustee will be obligated (subject to certain conditions) to make such Advance. See "Description of the Certificates--Advances" herein and in the Prospectus.

Repurchases by the Company....  The Company has agreed to repurchase any
                                 Contract in which the Trust's or the
                                 Certificateholders' interest is materially and adversely affected by a breach of a representation and warranty with respect to such Contract made in the Agreement if such breach has not been cured within 90 days of the day it was or should have been discovered by the Servicer or the Trustee. See "Description of the Certificates--Conveyance of Contracts" herein and in the Prospectus.

Repurchase Option.............  The Servicer will have the option to repurchase all of the outstanding Contracts on any
                                 Payment Date on which the Pool Scheduled
                                 Principal Balance is less than 10% of the Cut-off Date Pool Principal Balance. See "Description of the Certificates--Repurchase Option" herein and in the Prospectus.

Monthly Servicing Fee.........  The Servicer will be entitled to monthly compensation for servicing the Contracts equal to 1/12 of the product of .75% and the Pool Scheduled Principal Balance (the "Monthly Servicing Fee"). See "Description of the Certificates--Servicing Compensation and
                                 Payment of Expenses" and "Rights upon an Event of Termination" herein.

Tax Status....................  In the opinion of counsel to the Company, the
                                 Trust will be classified as a grantor trust for federal income tax purposes and not as an association which is taxable as a corporation. Each Certificateholder will be treated for such purposes as the owner of an undivided interest in the Contracts. Accordingly, each such Certificateholder must report on its federal income tax return its share of the income from the Contracts and, subject to limitations on deductions by individuals, estates and trusts, may deduct its share of the reasonable fees paid by the Trust, determined in accordance with such Certificateholder's tax accounting method. See "Certain Federal Income Tax Consequences" herein and in the Prospectus.

ERISA Considerations..........  No transfer of any Certificates will be permitted to be made to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to the Internal Revenue Code of 1986, as amended (the "Code"), unless the opinion of counsel described under "ERISA Considerations" herein and in the Prospectus is delivered to the Trustee. See "ERISA Considerations" herein and in the Prospectus.

Rating........................  It is a condition precedent to the issuance of the Certificates that the Certificates be assigned a rating not lower than "A3" by Moody's Investors Service Inc. ("Moody's") and not lower than A- by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). Moody's rating of the Certificates addresses the likelihood of the receipt by Certificateholders of all distributions to which such Certificateholders are entitled. S&P's rating of the Certificates addresses the likelihood of timely receipt of interest and ultimate receipt of principal. The rating of the Certificates is based in part on an assessment of the Company's ability to make payments under the Limited Guaranty. Any reduction in Moody's rating of the Company's debt securities may result in a similar reduction in the rating of the Certificates. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Ratings" in the Prospectus.

                                The Company has not requested a rating of the
                                 Certificates from any rating agencies other than Moody's and S&P. There can be no assurance as to whether any other rating agency will rate the Certificates or, if one does, what rating would be assigned by such rating agency.

Legal Investment                The Certificates will not constitute "mortgage
 Considerations...............   related securities" for purposes of the
                                 Secondary Mortgage Market Enhancement Act of
                                 1984 ("SMMEA") because the Contracts are not secured by liens on real estate, as required by SMMEA. Accordingly, many institutions with legal authority to invest in "mortgage related securities" may not be legally authorized to invest in the Certificates. Investors should consult with their own legal advisors in determining whether and to what extent the Certificates constitute legal investments for them.

                                  RISK FACTORS
  Prospective Certificateholders should consider, in addition to the factors described under "Risk Factors" in the Prospectus, the following factors in connection with the purchase of the Certificates:


  Limited Historical Data With Respect to Home Improvement Loans. The Company began purchasing and servicing FHA-insured home improvement contracts in April 1989, and conventional home improvement contracts in September 1992, and thus has limited historical experience with respect to the performance, including the rate of prepayments of home improvement loans. Accordingly, the Company's delinquency experience and loan loss and liquidation experience set forth under "The Contracts" herein may not be indicative of the performance of the Contracts.
  Delinquency and Loan Default Rates on Unsecured Home Improvement Loans. Based on the Company's experience to date, home improvement loans that are not secured by any lien on the improved real estate have experienced, and are expected to continue to experience, a higher rate of delinquency and loan default as compared with the Company's servicing portfolio of FHA-insured and other secured home improvement loans. Based on the Company's experience to date, contract defaults on unsecured home improvement contracts typically result in chargeoffs that equal or exceed 100% of the outstanding principal balance of the contract.

                          STRUCTURE OF THE TRANSACTION
  On or about March 14, 1996 (the "Closing Date"), the Company will establish the Trust pursuant to a Pooling and Servicing Agreement to be dated as of March 1, 1996 (the "Agreement"), between the Company, as Seller and Servicer, and the Trustee.



  The Certificates will be issued by the Trust, the corpus of which will consist primarily of the Contracts, including all rights to receive payments due on the Contracts on and after February 28, 1996 (or the date of origination thereof, if later) (the "Cut-off Date"), all rights under FHA Insurance with respect to the FHA-insured Contracts, amounts held for the Trust in the Certificate Account (as defined below), and the Limited Guaranty of the Company described in "Description of the Limited Guaranty" herein.
  Payments and recoveries in respect of principal and interest on the Contracts will be paid into a separate trust account maintained at an Eligible Institution (initially First Bank National Association, Minneapolis, Minnesota) in the name of the Trust (the "Certificate Account"), no later than one Business Day after receipt. Payments deposited in the Certificate Account in respect of each Due Period will be applied on the fifteenth day of the next month (or, if such day is not a business day, the next succeeding business day) (each a "Payment Date") to make the distributions to the Certificateholders as of the immediately preceding Record Date as described under "Description of the Certificates--Distributions on the Certificates" herein, and to pay certain monthly fees to the Servicer as compensation for its servicing of the Contracts (the "Monthly Servicing Fee") and to pay any remaining amounts in the Certificate Account to the Company as compensation for providing the Limited Guaranty (the "Guaranty Fee").


  The Servicer will be obligated to advance any scheduled payments on the Contracts that were due but not received during the prior Due Period ("Advances"). The Servicer will be entitled to reimbursement of an Advance from payments on or liquidation proceeds of the related Contract and then from other funds in the Certificate Account. The Servicer will not be required to make any Advance to the extent that it does not expect to recoup the Advance from subsequent collections on the Contract or from liquidation proceeds thereof. If the Servicer fails to make any Advance required under the Agreement, the Trustee is obligated (subject to certain conditions) to make such Advance.
  Following the transfer of the Contracts from the Company to the Trust, the obligations of the Company are limited to (a) its obligations as Servicer to service the Contracts, (b) certain representations and warranties in the Agreement as described under "Description of the Certificates--Conveyance of Contracts" herein, (c) certain indemnities, and (d) the Limited Guaranty. The Company is obligated under the Agreement to repurchase at the Repurchase Price (as defined herein) any Contract on the first Payment Date which is more than 90 days after the Company becomes aware, or the Company receives written notice from the Trustee, of any breach of any such representation and warranty in the Agreement that materially adversely affects the Certificateholders' interest in such Contract if such breach has not been cured prior to such date. The Agreement also provides that the Company has certain obligations to repurchase Contracts and to indemnify the Trustee and Certificateholders with respect to certain other matters.

                                USE OF PROCEEDS

  The Company will use the net proceeds received from the sale of the Certificates for working capital and general corporate purposes, including building a portfolio of home improvement contracts and promissory notes, providing warehouse financing for the purchase of contracts and other costs of maintaining such contracts until they are pooled and sold to other investors.

                                 THE CONTRACTS

  Each Contract is a home improvement contract originated by a Company-approved home improvement contractor and purchased by the Company, or a home improvement promissory note originated by the Company directly. Each Contract finances improvements to a one- to four-family residential property, an owner-occupied condominium or town house or a manufactured home which either qualifies as real estate under state law or is located in a Company-approved park. The Contracts are not secured by any mortgage or other lien on or security interest in the related improved real estate or any other real or personal property.

  The Company will make certain representations and warranties in the Agreement, including that (a) each Contract is fully amortizing with a fixed contractual rate of interest and provides for level payments over the term of such loan, computed on the simple interest method, (b) each Contract has its last scheduled payment due no later than September 2015 and (c) each FHA-insured Contract was originated in accordance with applicable FHA regulations and is insured, without set-off, surcharge or defense, by FHA Insurance. The Contracts were originated or acquired by the Company in the ordinary course of the Company's business. A detailed listing of the Contracts is appended to the Agreement. See "Description of the Certificates" herein and in the Prospectus. Each of the Contracts has a Contract Rate of at least 10.25% per annum and not more than 17.99% and the weighted average of the Contract Rates of the Contracts as of the Cut-off Date is 13.99%. As of the Cut-off Date, the Contracts had remaining maturities of at least 9 months but not more than 235 months and original maturities of at least 12 months but not more than 240 months. The Contracts had a weighted average term to scheduled maturity, as of origination, of 85 months, and a weighted average term to scheduled maturity, as of the Cut-off Date, of 82 months. The average principal balance per Contract as of the Cut-off Date was $5,255.28 and the principal balances on the Contracts as of the Cut-off Date ranged from $1,009.64 to $19,818.44. The Contracts arise from loans relating to real property located in 49 states and the District of Columbia. By principal balance as of the Cut-off Date, approximately 16.89% of the Contracts financed improvements to real estate located in California. No other state represented 10% or more of the Cut-off Date Pool Principal Balance. Substantially none of the Contracts provide for recourse to the originating contractor in the event of a default by the Obligor.

  Set forth below is a description of certain additional characteristics of the Contracts.

               GEOGRAPHICAL DISTRIBUTION OF IMPROVED REAL ESTATE

                                                                                        % OF
                                                                                   CONTRACT POOL BY
                                         % OF CONTRACT POOL BY AGGREGATE PRINCIPAL   OUTSTANDING
                            NUMBER OF          NUMBER OF             BALANCE          PRINCIPAL
                         CONTRACTS AS OF     CONTRACTS AS       OUTSTANDING AS OF   BALANCE AS OF
                          CUT-OFF DATE      OF CUT-OFF DATE       CUT-OFF DATE       CUT-OFF DATE
                         --------------- --------------------- ------------------- ----------------
Alabama.................         20                 .42%             108,159.54            .43%
Alaska..................          4                 .08          $    24,142.89            .10
Arizona.................        247                5.17            1,222,056.82           4.86
Arkansas................          9                 .19               42,436.17            .17
California..............        852               17.81            4,244,153.55          16.89
Colorado................        155                3.24              763,228.52           3.04
Connecticut.............        181                3.79            1,004,525.14           4.00
Delaware................         19                 .40               91,457.27            .36
District of Columbia....          5                 .10               35,865.28            .14
Florida.................        176                3.68              854,069.06           3.40
Georgia.................         69                1.44              401,909.08           1.60
Idaho...................         19                 .40               87,766.78            .35
Illinois................         86                1.80              434,065.39           1.73
Indiana.................         45                 .94              228,688.09            .91
Iowa....................         88                1.84              428,555.24           1.71
Kansas..................         44                 .92              218,948.74            .87
Kentucky................         22                 .46              121,108.54            .48
Louisiana...............         20                 .42              111,620.69            .44
Maine...................         69                1.44              375,708.78           1.50
Maryland................         70                1.46              384,703.52           1.53
Massachusetts...........        233                4.87            1,792,527.23           7.13
Michigan................        200                4.18            1,031,136.48           4.10
Minnesota...............         86                1.80              498,032.15           1.98
Mississippi.............         27                 .56              119,919.04            .48
Missouri................         85                1.78              426,836.43           1.70
Montana.................         60                1.25              286,080.74           1.14
Nebraska................         52                1.09              240,100.46            .96
Nevada..................         95                1.99              484,653.54           1.93
New Hampshire...........         50                1.05              291,014.52           1.16
New Jersey..............        123                2.57              649,018.54           2.58
New Mexico..............         43                 .90              258,737.54           1.03
New York................        174                3.64            1,010,731.37           4.02
North Carolina..........        105                2.20              558,793.77           2.22
North Dakota............          9                 .19               43,382.20            .17
Ohio....................        102                2.13              520,280.34           2.07
Oklahoma................         63                1.32              278,968.37           1.11
Oregon..................         66                1.38              308,076.21           1.23
Pennsylvania............        117                2.45              580,873.45           2.31
Rhode Island............         30                 .63              178,348.45            .71
South Carolina..........         31                 .65              206,385.34            .82
South Dakota............         24                 .50              107,187.58            .43
Tennessee...............        131                2.74              669,306.41           2.66
Texas...................        298                6.22            1,638,274.65           6.52
Utah....................         20                 .42               87,568.74            .35
Vermont.................         68                1.42              296,413.50           1.18
Virginia................         68                1.42              332,485.79           1.32
Washington..............        118                2.47              580,456.25           2.31
West Virginia...........         12                 .25               51,495.96            .20
Wisconsin...............         53                1.11              209,361.42            .83
Wyoming.................         39                 .82              211,111.52            .84
                              -----             -------          --------------         ------
    Total...............      4,782             100.00%          $25,130,727.08         100.00%
                              =====             =======          ==============         ======

                       YEARS OF ORIGINATION OF CONTRACTS

                                                                         % OF
                                                                   CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL OUTSTANDING PRINCIPAL
                         NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
  YEAR OF ORIGINATION    AS OF CUT-OFF DATE  AS OF CUT-OFF DATE      CUT-OFF DATE
  -------------------    ------------------- ------------------- ---------------------
1995....................        4,253          $22,499,078.70            89.53%
1996....................          529            2,631,648.38            10.47
                                -----          --------------           ------
    Total...............        4,782          $25,130,727.08           100.00%
                                =====          ==============           ======

                   DISTRIBUTION OF ORIGINAL CONTRACT AMOUNTS

                                                                          % OF
                                                                    CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL  OUTSTANDING PRINCIPAL
   ORIGINAL CONTRACT     NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
  AMOUNT (IN DOLLARS)    AS OF CUT-OFF DATE  AS OF CUT-OFF DATE       CUT-OFF DATE
  -------------------    ------------------- ------------------- ----------------------
Less than $10,000.......        4,473          $21,375,899.89             85.06%
$10,000--$19,999........          308            3,735,008.75             14.86
$20,000--$29,999........            1               19,818.44               .08
                                -----          --------------            ------
    Total...............        4,782          $25,130,727.08            100.00%
                                =====          ==============            ======

                                 CONTRACT RATES

                                                                          % OF
                                                                    CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL  OUTSTANDING PRINCIPAL
RANGE OF CONTRACTS       NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
BY CONTRACT RATE         AS OF CUT-OFF DATE  AS OF CUT-OFF DATE       CUT-OFF DATE
------------------       ------------------- ------------------- ----------------------
10.00001%-11.00000%.....            3          $    16,514.59               .07%
11.00001%-12.00000%.....            2               10,474.08               .04
12.00001%-13.00000%.....        2,700           12,962,908.66             51.58
13.00001%-14.00000%.....           55              501,730.50              2.00
14.00001%-15.00000%.....          455            3,820,588.61             15.20
15.00001%-16.00000%.....        1,477            7,393,390.38             29.42
16.00001%-17.00000%.....           83              402,675.09              1.60
Over 17.00000%..........            7               22,445.17               .09
                                -----          --------------            ------
    Total...............        4,782          $25,130,727.08            100.00%
                                =====          ==============            ======

                          REMAINING MONTHS TO MATURITY

                                                                           % OF
                                                                     CONTRACT POOL BY
  MONTHS REMAINING TO                         AGGREGATE PRINCIPAL  OUTSTANDING PRINCIPAL
   SCHEDULED MATURITY    NUMBER OF  CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
   AS OF CUT-OFF DATE     AS OF CUT-OFF DATE  AS OF CUT-OFF DATE       CUT-OFF DATE
  -------------------    -------------------- ------------------- ----------------------
Less than 31............          233           $   718,942.86              2.86%
31-60...................        2,408            10,161,321.12             40.43
61-90...................          560             2,826,112.77             11.25
91-120..................        1,557            11,146,843.61             44.36
121-150.................            0                      .00               .00
151-180.................           23               262,559.87              1.04
181-210.................            0                      .00                00
211-240.................            1                14,946.85               .06
                                -----           --------------            ------
    Total...............        4,782           $25,130,727.08            100.00%
                                =====           ==============            ======

DELINQUENCY, LOAN DEFAULT AND LOSS INFORMATION

  The following table sets forth the delinquency experience for the periods indicated of the portfolio of unsecured home improvement loans serviced by the Company (other than Contracts already in repossession).

                             DELINQUENCY EXPERIENCE

                                                       AT DECEMBER 31,
                                                 ------------------------------
                                                  1995    1994   1993
                                                 ------  ------  -----
Number of Contracts Outstanding(1).............. 18,411  10,397  3,148
Number of Contracts Delinquent(2)(3)
  30-59 Days....................................    115      50     12
  60-89 Days....................................     44      18      0
  90 Days or More...............................     14       4      5
                                                 ------  ------  -----
Total Contracts Delinquent......................    173      72     17
Delinquencies as a Percent of Contracts Out-
 standing(4)....................................    .94%    .69%   .54%

--------
(1) Excludes defaulted contracts not yet liquidated.
(2) A contract is considered delinquent by the Company if any payment of $25 or more is past-due 30 days or more.
(3) The period of delinquency is based on the number of days that payments are contractually past due (assuming 30-day months). Consequently, a contract due on the first day of a month is not 30 days delinquent until the first day of the next month.
(4) By number of contracts.

  The following table sets forth the loan default and loss experience for the periods indicated of the portfolio of unsecured home improvement loans serviced by the Company.

                        LOAN DEFAULT AND LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                    TWELVE MONTHS
                                 ENDED DECEMBER 31,
                           ----------------------------------
                            1995     1994     1993
                           -------  -------  -------
Principal Balance of
 Contracts Serviced(1).... $97,544  $59,329  $19.111
Contract Defaults(2)......    1.38%     .89%     .00%
Net Losses:
  Dollars(3).............. $ 1,710  $   578  $     0
  Percentage(4)...........    1.75%     .97%       0%

--------
(1) As of period end. Includes defaulted contracts not yet liquidated.
(2) As a percentage of the total number of contracts being serviced as of period end. The Company considers a contract defaulted when the Company has submitted a claim to FHA (in the case of FHA-insured contracts), the Company has commenced foreclosure or enforcement proceedings, or the contract is 180 days delinquent.
(3) Does not include any estimated losses for defaulted contracts not yet liquidated. The calculation of net loss on FHA-insured contracts includes unpaid interest to the date of FHA claim submission and all expenses of liquidation, and reflects proceeds of FHA Insurance claims paid.
(4) As a percentage of the principal amount of contracts being serviced as of period end.

  The Company's management is not aware of any trends or anomalies which have adversely affected the delinquency, loan default and loss experience of its portfolio of home improvement contracts.

  The data presented in the foregoing tables are for illustrative purposes only and there is no assurance that the delinquency, loan default and loss experience of the Contracts will be similar to that set forth above. Moreover, because the Company began originating and purchasing unsecured home improvement contracts in September 1992, it is likely that the Company's portfolio is not yet sufficiently seasoned to show the delinquencies and losses that would be experienced if such data were collected over a longer period of time. The delinquency, loan default and loss experience of home improvement loans may be adversely affected by a downturn in regional or local economic conditions. Regional and local economic conditions are often volatile, and no predictions can be made regarding future economic conditions in any particular area.

                      YIELD AND PREPAYMENT CONSIDERATIONS

  The yield on any Certificate will depend on the price paid by the Certificateholder, the timing of principal payments, and the timing and amount of any liquidation losses on the Contracts.

  Higher than expected "Principal Prepayments" (payments received from Obligors, other than regular payments of principal, which are applied upon receipt or, in the case of partial prepayments, upon the next scheduled payment date for such Contract, to reduce the outstanding principal balance on the Contracts) will increase the yield on Certificates purchased at a price less than the undivided ownership interest in the aggregate principal balance of the Contracts represented by such Certificates and will decrease the yield on Certificates purchased at a price greater than the undivided ownership interest in the aggregate principal balance of the Contracts represented by such Certificates. Because the Contracts have scheduled due dates throughout the calendar month, and because all Principal Prepayments are passed through to Certificateholders on the Payment Date following the Due Period in which such Principal Prepayment occurred, prepayments on the Contracts would affect the amount of funds available to make distributions on the Certificates on any Payment Date only if a substantial portion of the Contracts prepaid prior to their respective due dates in a particular month (thus paying less than 30 days' interest for that Due Period) while very few Contracts prepaid after their respective due dates in that month. In addition, liquidations of Defaulted Contracts or the Servicer's exercise of its option to repurchase the entire remaining pool of Contracts (see "Description of the Certificates-- Repurchase Option" herein) will affect the timing of principal distributions on the Certificates. Prepayments on mortgage loans and other consumer installment obligations are commonly measured relative to a prepayment standard or model. The Constant Prepayment Rate ("CPR") model assumes that the outstanding principal balance of a pool of loans prepays each month at a specified constant annual rate. The Certificates were priced using a prepayment assumption of 20% CPR. There can be no assurance that the Contracts will prepay at such rate, and it is unlikely that prepayments or liquidations of the Contracts will occur at any constant rate.

  The amount of interest to which the Certificateholders are entitled on any Payment Date will be the product of the Pass-Through Rate and the Aggregate Certificate Principal Balance immediately following the preceding Payment Date, based on a 360-day year consisting of 12 months of 30 days each. Certificateholders will receive payments in respect of principal on each Payment Date to the extent that funds available in the Certificate Account are sufficient therefor, in the priority described under "Description of the Certificates--Distributions on the Certificates." As required by applicable state laws, interest paid by Obligors on the Contracts is computed according to the simple interest method. Principal and interest payable on the Certificates will be computed according to the actuarial method.

  The final scheduled payment date on the Contract with the latest maturity is in September 2015.

WEIGHTED AVERAGE LIFE OF THE CERTIFICATES

  The following information is given solely to illustrate the effect of prepayments of the Contracts on the weighted average life of the Certificates under the stated assumptions and is not a prediction of the prepayment rate that might actually be experienced by the Contracts.

  Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor. The weighted average life of the Certificates will be influenced by the rate at which principal on the Contracts is paid. Principal payments on Contracts may be in the form of scheduled amortization or prepayments (for this purpose, the term "prepayment" includes repayments and liquidations due to default or other dispositions of the Contracts). Prepayments on Contracts may be measured by a prepayment standard or model. The model used in this Prospectus Supplement, the Constant Prepayment Rate model, is described above.

  As used in the following tables, "0% CPR" assumes that none of the Contracts are prepaid before maturity, "20% CPR" assumes the Contracts will prepay at a CPR of 20%, and so forth.

  There is no assurance, however, that prepayment of the Contracts will conform to any level of the CPR, and no representation is made that the Contracts will prepay at the prepayment rates shown or any other prepayment rate. The rate of principal payments on pools of home improvement contracts is influenced by a variety of economic, geographic, social and other factors, including the level of interest rates and the rate at which homeowners sell their homes or default on their contracts. Other factors affecting prepayment of contracts include changes in obligors' housing needs, job transfers, unemployment and obligors' net equity in their homes. In the case of home improvement contracts secured by real estate, in general, if prevailing interest rates fall significantly below the interest rates on such home improvement contracts, the home improvement contracts are likely to be subject to higher prepayment rates than if prevailing interest rates remained at or above the rates borne by such home improvement contracts. Conversely, if prevailing interest rates rise above the interest rates on such home improvement contracts, the rate of prepayment would be expected to decrease.

  The percentages and weighted average lives in the following table were determined assuming that: (i) scheduled interest and principal payments on the Contracts are received in a timely manner and prepayments are made at the indicated percentages of the CPR set forth in the table; (ii) the Servicer exercises its option to repurchase the Contracts, as described under "Description of the Certificates--Repurchase Option"; (iii) the Contracts will, as of the Cut-off Date, be grouped into four pools having the additional characteristics set forth below under "Assumed Contract Characteristics"; (iv) the Certificates have an Original Series 1996-B Certificate Principal Balance of $25,130,727 and a Pass-Through Rate of 6.45%; (v) no interest shortfalls will arise in connection with prepayments in full of the Contracts; (vi) no delinquencies or losses are experienced on the Contracts; (vii) distributions are made on the Certificates on the 15th day of each month, commencing in April 1996; and (viii) the Certificates are issued on March 14, 1996. No representation is made that the Contracts will not experience delinquencies or losses.

                        ASSUMED CONTRACT CHARACTERISTICS

                   CUT-OFF                    WEIGHTED AVERAGE WEIGHTED AVERAGE
                  DATE POOL                    REMAINING TERM   ORIGINAL TERM
                  PRINCIPAL  WEIGHTED AVERAGE   TO MATURITY      TO MATURITY
      POOL         BALANCE    CONTRACT RATE       (MONTHS)         (MONTHS)
      ----        ---------- ---------------- ---------------- ----------------
1................ $4,995,932      13.81%             37               40
2................  5,884,332      13.75              57               60
3................  4,387,661      14.08              83               86
4................  9,862,802      14.19             119              122

  It is not likely that the Contracts will prepay at any constant percentage of the CPR to maturity or that all of the Contracts will prepay at the same rate.

  Investors are urged to make their investment decisions on a basis that includes their determination as to anticipated prepayment rates under a variety of the assumptions discussed herein.

  Based on the foregoing assumptions, the following table indicates the projected weighted average life of the Certificates and sets forth the percentages of the Original Series 1996-B Certificate Principal Balance that would be outstanding after each of the dates shown, at the indicated percentages of the CPR.

   PERCENTAGE OF THE ORIGINAL SERIES 1996-B CERTIFICATE PRINCIPAL BALANCE AT
             THERESPECTIVE PERCENTAGES OF THE CPR SET FORTH BELOW:

DATE                                               10%   15%   20%   25%   30%
----                                               ----  ----  ----  ----  ----
Initial Percentage................................  100%  100%  100%  100%  100%
March 15, 1997....................................   78    74    70    65    61
March 15, 1998....................................   59    52    46    41    35
March 15, 1999....................................   40    34    28    23    19
March 15, 2000....................................   29    23    18    14    10
March 15, 2001....................................   19    15    11     0     0
March 15, 2002....................................   14     0     0     0     0
March 15, 2003....................................    0     0     0     0     0
Weighted Average Life (1) (years)................. 2.93  2.54  2.21  1.95  1.72

--------
(1) The weighted average life of a Certificate is determined by (i) multiplying the amount of cash distributions in reduction of the principal balance of such Certificate by the number of years from the date of issuance of such Certificate to the stated Payment Date, (ii) adding the results, and (iii) dividing the sum by the initial principal balance of such Certificate.

                        GREEN TREE FINANCIAL CORPORATION

GENERAL

  The following information supplements, and to the extent inconsistent therewith supersedes, the information in the Prospectus under the heading "Green Tree Financial Corporation."

  The Company is a Delaware corporation which, as of December 31, 1994, had stockholders' equity of approximately $725,891,000. The Company purchases, pools, sells and services conditional sales contracts for manufactured homes and other consumer installment sales contracts. The Company is the largest servicer of government-insured manufactured housing contracts and conventional manufactured housing contracts in the United States. The Company began financing FHA-insured home improvement loans in April 1989 and conventional home improvement loans in September 1992. The Company also purchases, pools and services installment sales contracts for various consumer products. The Company's principal executive offices are located at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102-1639 (telephone (612) 293-3400). The Company's quarterly and annual reports, which are incorporated by reference in this Prospectus Supplement and in the Prospectus, are available from the Company upon written request made to the Company.

                        DESCRIPTION OF THE CERTIFICATES

  The following information supplements, and to the extent inconsistent therewith supersedes, the information in the Prospectus under "Description of the Certificates."

  The Certificates will be issued pursuant to the Agreement between the Company, as Seller and Servicer, and the Trustee. A copy of the execution form of the Agreement will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission after the initial issuance of the Certificates. The following summary describes the material provisions of the Agreement, reference to which is hereby made for a complete recital of its terms.

GENERAL

  The Certificates will be issued in fully registered, certificated form only in denominations of $1,000 or any integral multiple in excess thereof, except for one Certificate with a denomination representing the remainder of the Original Principal Balance. The Certificates initially will be represented by one or more certificates registered in the name of Cede & Co. as the nominee of DTC, and will only be available in the form of book-entries on the records of DTC and participating members thereof. See "Description of the Certificates-- Registration of the Certificates" herein. The Trust consists primarily of the Contracts and the rights, benefits, obligations and proceeds arising therefrom or in connection therewith, all rights under FHA Insurance with respect to the FHA-insured Contracts, amounts held in the Certificate Account and the Limited Guaranty of the Company.

  Distributions on the Certificates will be made by the Paying Agent (which shall initially be the Trustee) on each Payment Date to persons in whose names the Certificates are registered as of the Business Day immediately preceding such Payment Date (the "Record Date"). See "Description of the Certificates-- Registration of the Certificates" herein. The first Payment Date for the Certificates will be in April 1996. Payments will be made by check mailed to such Certificateholder at the address appearing on the Certificate Register (except that a Certificateholder who holds an aggregate Percentage Interest of at least 5% of the Trust may request payment by wire transfer). Final payments will be made only upon tender of the Certificates to the Trustee for cancellation.

CONVEYANCE OF CONTRACTS

  On the Closing Date, the Company will establish the Trust and transfer, assign, set over and otherwise convey to the Trust all right, title and interest of the Company in the Contracts, including all principal and interest received on or with respect to such Contracts (other than receipts of principal and interest due on such Contracts before the Cut-off Date). On behalf of the Trust, as the issuer of the Certificates offered hereby, the Trustee, concurrently with such conveyance, will execute and deliver the Certificates to or upon the order of the Company. The Contracts are described on a list delivered to the Trustee and certified by a duly authorized officer of the Company. Such list includes the amount of monthly payments due on each Contract as of the date of issuance of the Certificates, the Contract Rate on each Contract and the maturity date of each Contract. The list will be attached as an exhibit to the Agreement and will be available for inspection by any Certificateholder at the principal office of the Company. Prior to the conveyance of the Contracts to the Trust, the Company's internal audit department will have completed a review of all the Contract files, confirming the accuracy of each item on the list of Contracts delivered to the Trustee. Any Contract discovered not to agree with such list in a manner that is materially adverse to the interests of the Certificateholders will be repurchased by the Company, or, if the discrepancy relates to the unpaid principal balance of a Contract, the Company may deposit cash in the Certificate Account in an amount sufficient to offset such discrepancy.

  The Trustee will maintain possession of the Contracts and any other documents contained in the Contract files. Uniform Commercial Code financing statements will be filed in Minnesota, reflecting the conveyance and assignment of the Contracts to the Trustee, and the Company's accounting records and computer systems will also reflect such conveyance and assignment.

  Briggs and Morgan, Professional Association, counsel to the Company, will render an opinion to the Trustee that the transfer of the Contracts from the Company to the Trust would, in the event the Company became a debtor under the United States Bankruptcy Code, be treated as a true sale and not as a pledge to secure borrowings. If, however, the transfer of the Contracts from the Company to the Trust were treated as a pledge to secure borrowings by the Company, the distribution of proceeds of the Contracts to the Trust might be subject to the automatic stay provisions of the United States Bankruptcy Code, which would delay the distribution of such proceeds for an uncertain period of time. In addition, a bankruptcy trustee would have the power to sell the Contracts if the proceeds of such sale could satisfy the amount of the debt deemed owed by the Company, or the bankruptcy trustee could substitute other collateral in lieu of the Contracts to secure such debt, or such debt could be subject to adjustment by the bankruptcy trustee if the Company were to file for reorganization under Chapter 11 of the United States Bankruptcy Code.

  The Company will make certain representations and warranties in the Agreement with respect to each Contract, including that: (a) as of the Cut-off Date the most recent scheduled payment was made or was not delinquent more than 59 days;
(b) no provision of a Contract has been waived, altered or modified in any respect, except by instruments or documents included in the Contract file and reflected on the list of Contracts delivered to the Trustee; (c) each Contract is a legal, valid and binding obligation of the Obligor and is enforceable in accordance with its terms (except as may be limited by laws affecting creditors' rights generally); (d) no Contract is subject to any right of rescission, set-off, counterclaim or defense; (e) each Contract (if an FHA-insured contract) was originated in accordance with applicable FHA regulations and is insured, without set-off, surcharge or defense, by FHA Insurance; (f) each Contract was originated by a home improvement contractor in the ordinary course of such contractor's business or was originated by the Company directly;
(g) no Contract was originated in or is subject to the laws of any jurisdiction whose laws would make the transfer of the Contract or an interest therein pursuant to the Agreement or the Certificates unlawful; (h) each Contract complies with all requirements of law; (i) no Contract has been satisfied or rescinded; (j) all parties to each Contract had full legal capacity to execute such Contract; (k) no Contract has been sold, conveyed and assigned or pledged to any other person and the Company has good and marketable title to each Contract free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest, and is the sole owner and has full right to transfer such Contract to the Trustee; (l) as of the Cut-off Date there was no default, breach, violation or event permitting acceleration under any Contract (except for payment delinquencies permitted by clause (a) above), no event that with notice and the expiration of any grace or cure period would constitute a default, breach, violation or event permitting acceleration under such Contract, and the Company has not waived any of the foregoing; (m) each Contract is a fully-amortizing loan with a fixed rate of interest and provides for level monthly payments over the term of such Contract; (n) the description of each Contract set forth in the list delivered to the Trustee is true and correct; (o) there is only one original of each Contract; and (p) each Contract was originated or purchased in accordance with the Company's then-current underwriting guidelines.
  The Company will also make certain representations and warranties with respect to the Contracts in the aggregate, including that (i) the Cut-off Date Pool Principal Balance equals at least the Original Series 1996-B Certificate Principal Balance, and each Contract has a contractual rate of interest of at least 10.25%; (ii) no Contract had a remaining term to maturity at origination of more than 240 months; (iii) no more than 5% of the Contracts, by principal balance as of the Cut-off Date, related to properties located in an area with the same zip code; and (iv) no adverse selection procedures were employed in selecting the Contracts from the Company's portfolio.

  Under the terms of the Agreement, the Company has agreed to repurchase, at the Repurchase Price, any Contract that is materially and adversely affected by a breach of a representation and warranty with respect to such Contract made in the Agreement if such breach has not been cured within 90 days of the day it was or should have been discovered by the Servicer or the Trustee. This repurchase obligation constitutes the sole remedy available to the Trust and the Certificateholders for a breach of a representation or warranty under the Agreement with respect to the Contracts (but not with respect to any other breach by the Company of its obligations under the Agreement).


  The "Repurchase Price", with respect to any Contract to be so repurchased or with respect to a Liquidated Contract, means the outstanding principal balance of such Contract (without giving effect to any Advances made by the Servicer or the Trustee), plus interest at the Pass-Through Rate on such Contract from the end of the Due Period with respect to which the Obligor last made a payment (without giving effect to any Advances made by the Servicer or the Trustee) through the date of such repurchase or liquidation.
  Pursuant to the Agreement, the Servicer will service and administer the Contracts conveyed and assigned to the Trustee as more fully set forth below.

PAYMENTS ON CONTRACTS


  The Servicer, on behalf of the Trust, will establish and maintain a Certificate Account in an "Eligible Account" (as defined below) at a depository institution (initially First Bank National Association, Minneapolis, Minnesota) with trust powers organized under the laws of the United States or any state, the deposits of which are insured to the full extent permitted by law by the Federal Deposit Insurance Corpora-tion (the "FDIC"), whose short-term deposits have been rated P-1 by Moody's and A-1 by S&P or whose unsecured long-term debt has been rated in one of the two highest rating categories by Moody's and S&P, and which is subject to supervision and examination by federal or state authorities (an "Eligible Institution"). "Eligible Account" means, at any time, an account which is any of the following: (i) an account maintained with an Eligible Institution; (ii) an account or accounts the deposits in which are fully insured by either the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC;
(iii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company with trust powers and acting in its fiduciary capacity for the benefit of the Trustee, which depository institution or trust company has capital and surplus of not less than $50,000,000; or (iv) an account that will not cause Moody's or S&P to downgrade or withdraw its then-current rating assigned to the Certificates, as evidenced in writing by Moody's and S&P. The Servicer may authorize the Trustee to invest the funds in the Certificate Account in Eligible Investments (as defined in the Agreement) that will mature not later than the business day preceding the applicable monthly Payment Date. Such Eligible Investments include, among other investments, obligations of the United States or of any agency thereof backed by the full faith and credit of the United States, federal funds, certificates of deposit, time deposits and bankers acceptances sold by eligible commercial banks; any other demand or time deposit or certificate of deposit fully insured by the FDIC; investments in certain money-market funds; certain repurchase agreements of United States government securities with eligible commercial banks; securities bearing interest or sold at a discount issued by a corporation which has a credit rating of at least "Aa2" from Moody's and at least "AA" from S&P not in excess of 10% of amounts in the Certificate Account at the time of such investment; and commercial paper assigned a rating of at least P-1 by Moody's and at least A-1+ by S&P. Any losses on such investments will be deducted from other investment earnings or from other funds in the Certificate Account.

  All receipts by the Servicer of payments with respect to the Contracts, including Principal Prepayments and advance payments by Obligors not constituting Principal Prepayments ("Advance Payments"), shall be paid into the Certificate Account no later than one business day following receipt thereof, except amounts received as extension fees or assumption fees not allocated to regular installments due on Contracts, which are retained by the Servicer as part of its servicing fees and are not paid into the Certificate Account and except for certain proceeds from Liquidated Contracts which are used to reimburse the Servicer for customary out-of-pocket liquidation expenses. See "Description of the Certificates--Servicing Compensation and Payment of Expenses" herein. In addition, all payments under FHA Insurance received by the Servicer, any Advances by the Servicer or the Trustee as described under "Description of the Certificates--Advances," and amounts paid by the Company for Contracts repurchased as a result of breach of warranties under the Agreement as described under "Description of the Certificates--Conveyance of Contracts," shall be paid into the Certificate Account.

  On the seventh Business Day of each month (the "Determination Date"), the Servicer will determine the Amount Available in the Certificate Account and the amount of funds necessary to make all payments to be made on the next Payment Date from the Certificate Account. Not later than one Business Day after the Determination Date, the Company will deposit in the Certificate Account the Repurchase Price of any Contracts required to be repurchased on such Payment Date as a result of a breach of representations and warranties.

DISTRIBUTIONS

  Holders of the Certificates will be entitled to receive on the Payment Date, to the extent that the Amount Available (together with any Guaranty Payment, as described below) in the Certificate Account is sufficient therefor, distributions allocable to interest and principal, as described herein. Distributions will be made on each Payment Date to holders of record of the Certificates on the related Record Date, except that the final distribution in respect of the Certificates will be made only upon presentation and surrender of the Certificates at the office or agency appointed by the Trustee for that purpose in Minneapolis or St. Paul, Minnesota. The Amount Available on each Payment Date generally includes scheduled payments on the Contracts due during the previous calendar month (the "Due Period") and received on or prior to the related Determination Date, prepayments and other unscheduled collections received on the Contracts during such Due Period, any Advances (as defined herein) made by the Servicer or the Trustee with respect to such Due Period and any amounts paid by the Company to repurchase a Contract due to a breach of representation or warranty.

DISTRIBUTIONS ON THE CERTIFICATES

  Interest. Interest on the Certificates will be payable on each Payment Date in an amount (such amount being hereinafter referred to as the "Monthly Interest") equal to one month's interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance immediately prior to such Payment Date; provided that, in the case of the first Payment Date, such interest will be payable only for the period from the Closing Date to but excluding April 15, 1996. The "Aggregate Certificate Principal Balance" with respect to any Payment Date will equal the Original Series 1996-B Certificate Principal Balance minus all distributions previously made in respect of principal on the Certificates. Accrued interest will be computed on the basis of a 360-day year of twelve 30-day months.

  In the event that, on a particular Payment Date, the Amount Available in the Certificate Account, together with any Guaranty Payment, is not sufficient to make a full distribution of interest to the Certificateholders, the amount of interest to be distributed in respect of the Certificates will be allocated among the outstanding Certificates pro rata in accordance with their respective entitlements to interest, and the amount of the shortfall will be carried forward and added to the amount such holders will be entitled to receive on the next Payment Date. Any such amount so carried forward will bear interest at the Pass-Through Rate, to the extent legally permissible.

  Principal. On each Payment Date, the Certificateholders will be entitled to receive as distributions of principal, to the extent of the Amount Available in the Certificate Account after payment of all interest payable on the Certificates, an amount equal to the sum (such sum being hereinafter referred to as the "Monthly Principal") of (a) the amount of regular principal payments on the Contracts paid or applied during the prior Due Period; (b) the amount of Principal Prepayments received on the Contracts during the prior Due Period;
(c) the principal portion of all payments on Contracts that were Delinquent Payments with respect to the prior Due Period; (d) the unpaid principal balance of all Contracts that became Liquidated Contracts during the prior Due Period;
(e) the principal portion of the Repurchase Price paid by the Company to repurchase Contracts for breach of representations and warranties during the prior Due Period, as described below under "Repurchases by the Company"; (f) the amount of any reduction in the principal amount deemed owed on any Contract as a result of the Obligor's bankruptcy; and (g) any principal amount described in clauses (a) through (f) above that was not previously distributed because of an insufficient amount of funds available in the Certificate Account and the Company either was not obligated to or failed to pay such amount under the Limited Guaranty.

  On each Payment Date the Trustee will withdraw the Amount Available from the Certificate Account and make the following payments, in the following order of priority:

    (i) if neither the Company nor any wholly owned subsidiary of the Company is the Servicer, to pay the Monthly Servicing Fee to the Servicer;

    (ii) to pay interest on the Certificates;

    (iii) to pay principal on the Certificates;

    (iv) if the Company or any wholly owned subsidiary of the Company is the Servicer, to pay the Monthly Servicing Fee to the Servicer;

    (v) to reimburse the Servicer or the Trustee, as applicable, for any unreimbursed Advances made in respect of current or prior Payment Dates; and

    (vi) to pay the remainder, if any, of the Amount Available to the Company as the fee for providing the Limited Guaranty.

ADVANCES

  To the extent that collections on a Contract in any Due Period are less than the scheduled payment due thereon, the Servicer will be obligated to make an advance of the uncollected portion of such scheduled payment. The Servicer will be obligated to advance a Delinquent Payment on a Contract only to the extent that the Servicer, in its sole discretion, expects to recoup such Advance from subsequent funds available therefor in the Certificate Account.

  If the Servicer fails to make an Advance required under the Agreement, the Trustee will be obligated to deposit the amount of such Advance in the Certificate Account on the Payment Date. The Trustee will not, however, be obligated to deposit any such amount if (i) the Trustee does not expect to recoup such Advance from subsequent funds available therefor in the Certificate Account, or (ii) the Trustee determines that it is not legally able to make such Advance.

REPORTS TO CERTIFICATEHOLDERS

  The Servicer will include with each distribution to a Certificateholder a statement as of such Payment Date setting forth, with respect to the Certificates and Trust:

    (a) the amount of interest being paid to Certificateholders;

    (b) the amount of Monthly Principal, specifying the amounts constituting scheduled payments by Obligors, Principal Prepayments on the Contracts, and other payments with respect to the Contracts;

    (c) the amount of principal being distributed to Certificateholders;

    (d) the Aggregate Certificate Principal Balance;

    (e) the amount of fees paid out of the Trust;

    (f) the Pool Factor (a percentage derived from a fraction the numerator of which is the remaining Aggregate Certificate Principal Balance and the denominator of which is the Original Series 1996-B Certificate Principal Balance) immediately before and immediately after such Payment Date;

    (g) the amount of any Guaranty Payment being distributed on such Payment
  Date;

    (h) the remaining Guaranty Amount (after giving effect to the distribution on such Payment Date);

    (i) the number and aggregate principal balance of Contracts delinquent
  (i) 31-59 days, (ii) 60-89 and (iii) 90 or more days;

    (j) the number of Contracts liquidated during the Due Period ending immediately before such Payment Date;

    (k) such customary factual information as is necessary to enable Certificateholders to prepare their tax returns; and

    (l) such other customary factual information available to the Servicer without unreasonable expense as is necessary to enable Certificateholders to comply with regulatory requirements.

REPURCHASE OPTION

  The Agreement provides that at any time that the Pool Scheduled Principal Balance is less than 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, on 30 days' prior written notice to the Trustee, all outstanding Contracts at a price sufficient to pay the Aggregate Certificate Principal Balance plus the Monthly Interest due on all Certificates on the Payment Date occurring in the month following the date of repurchase. Such price will be distributed on such Payment Date.

  The "Scheduled Principal Balance" of a Contract for any month is its principal balance as specified in its amortization schedule, after giving effect to any previous Partial Principal Prepayments and to the scheduled payment due on its scheduled payment date (the "Due Date") in that month, but without giving effect to any adjustments due to bankruptcy or similar proceedings. The "Pool Scheduled Principal Balance" with respect to any Payment Date is the aggregate of the Scheduled Principal Balances of the Contracts outstanding at the end of the prior calendar month.

COLLECTION AND OTHER SERVICING PROCEDURES

  The Servicer will manage, administer, service and make collections on the Contracts, exercising the degree of skill and care required by the FHA and otherwise consistent with the highest degree of skill and care that the Servicer exercises with respect to similar contracts (including manufactured housing contracts) serviced by the Servicer. The Servicer will not be required to cause to be maintained, or otherwise monitor the maintenance of, hazard insurance on the improved properties.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

  The Servicer will receive a Monthly Servicing Fee for each Due Period (paid on the next succeeding Payment Date) equal to one-twelfth of the product of
 .75% and the remaining Pool Scheduled Principal Balance of the Contracts.

  The Monthly Servicing Fee provides compensation for customary third-party servicing activities to be performed by the Servicer for the Trust, for additional administrative services performed by the Servicer on behalf of the Trust and for expenses paid by the Servicer on behalf of the Trust. The Servicer is also entitled to reimbursement out of the liquidation proceeds of a Liquidated Contract (including FHA Insurance proceeds) for customary out-of-pocket liquidation expenses incurred by it.

  Customary servicing activities include collecting and recording payments, communicating with Obligors, investigating payment delinquencies, providing billing and tax records to Obligors and maintaining internal records with respect to each Contract. Administrative services performed by the Servicer on behalf of the Trust include selecting and packaging the Contracts, calculating distributions to Certificateholders and providing related data processing and reporting services for Certificateholders and on behalf of the Trustee. Expenses incurred in connection with servicing of the Contracts and paid by the Servicer from its servicing fees include payment of FHA Insurance premiums, payment of fees and expenses of accountants, payments of all fees and expenses incurred in connection with the enforcement of Contracts (including submission of FHA Insurance claims, if applicable), payment of Trustee's fees, and payment of expenses incurred in connection with distributions and reports to Certificateholders.

EVIDENCE AS TO COMPLIANCE

  The Agreement provides for delivery to the Trustee of a monthly report by the Servicer no later than one Business Day following the Determination Date, setting forth the information described under "Description of the Certificates--Reports to Certificateholders." Each report to the Trustee will be accompanied by a statement from an appropriate officer of the Servicer certifying the accuracy of such report and stating that the Servicer has not defaulted in the performance of its obligations under the Agreement. On or before May 1 of each year, beginning in 1996, the Servicer will deliver to the Trustee a report of KPMG Peat Marwick LLP, or another nationally recognized accounting firm, stating that such firm has examined certain documents and records relating to the servicing of home improvement contracts serviced by the Servicer and stating that, on the basis of such examination, such servicing has been conducted in compliance with the Agreement, except for any exceptions set forth in such report.

  The Agreement provides that the Servicer shall furnish to the Trustee such reasonably pertinent underlying data as can be generated by the Servicer's existing data processing system without undue modification or expense.

  The Agreement provides that a Certificateholder holding Certificates representing at least 5% of the interests in the Trust will have the same rights of inspection as the Trustee and may upon written request to the Servicer receive copies of all reports provided to the Trustee.

TRANSFERABILITY

  The Certificates are subject to certain restrictions on transfer to or for the benefit of employee benefit plans, trusts or accounts subject to ERISA and described in Section 4975 of the Code. See "ERISA Considerations" herein and in the Prospectus.

CERTAIN MATTERS RELATING TO THE COMPANY

  The Agreement provides that the Company may not resign from its obligations and duties as Servicer thereunder, except upon a determination that the Company's performance of such duties is no longer permissible under the Agreement or applicable law, and prohibits the Company from extending credit to any Certificateholder for the purchase of a Certificate, purchasing Certificates in any agency or trustee capacity or lending money to the Trust. The Company can be removed as Servicer only pursuant to an Event of Termination as discussed below.

EVENTS OF TERMINATION

  An Event of Termination under the Agreement will occur if (a) the Servicer fails to make any payment or deposit required under the Agreement (including an Advance) and such failure continues for four Business Days; (b) the Servicer fails to observe or perform in any material respect any other covenant or agreement in the Agreement which continues unremedied for thirty days; (c) the Servicer conveys, assigns or delegates its duties or rights under the Agreement, except as specifically permitted under the Agreement, or attempts to make such a conveyance, assignment or delegation; (d) a court having jurisdiction in the premises enters a decree or order for relief in respect of the Servicer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of the Servicer, as the case may be, or enters a decree or order for any substantial liquidation of its affairs; (e) the Servicer commences a voluntary case under any applicable bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or its creditors, or fails to, or admits in writing its inability to, pay its debts as they become due, or takes any corporate action in furtherance of the foregoing; (f) the Servicer fails to be an Eligible Servicer; or (g) the Servicer's seller-servicer contract with GNMA is terminated. The Servicer will be required under the Agreement to give the Trustee and the Certificateholders notice of an Event of Termination promptly upon the occurrence of such event.

RIGHTS UPON AN EVENT OF TERMINATION

  If an Event of Termination has occurred and is continuing, either the Trustee or holders of Certificates representing 25% or more of the Trust may terminate all of the Servicer's management, administrative, servicing and collection functions under the Agreement. Upon such termination, the Trustee or its designee will succeed to all the responsibilities, duties and liabilities of the Company as Servicer under the Agreement and will be entitled to similar compensation arrangements; provided, however, that neither the Trustee nor any successor Servicer will assume any accrued obligation of the prior servicer or any obligation of the Company to repurchase Contracts for breach of representations and warranties, and the Trustee will not be liable for any acts or omissions of the Servicer occurring prior to a transfer of the Servicer's servicing and related functions or for any breach by the Servicer of any of its representations and warranties contained in the Agreement or any related document or agreement. In addition, the Trustee will notify FHA of the Servicer's termination as Servicer of the FHA-insured Contracts and will request that the portion of the Servicer's FHA Insurance reserves allocable to the FHA-insured Contracts be transferred to the Trustee or a successor Servicer. See "Description of FHA Insurance" in the Prospectus. Notwithstanding such termination, the Servicer shall be entitled to payment of certain amounts payable to it prior to such termination, for services rendered prior to such termination. No such termination of the Company as Servicer will affect in any manner the Company's obligation to repurchase certain Contracts for breaches of warranties under the Agreement. In the event that the Trustee is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, an Eligible Servicer to act as successor to the Servicer under the Agreement. The Trustee and such successor may agree upon the servicing compensation to be paid (after receiving comparable bids from other Eligible Servicers), which may not be greater than the Monthly Servicing Fee payable to the Company under the Agreement without the consent of all of the Certificateholders.

TERMINATION OF THE AGREEMENT

  The Agreement will terminate (after distribution of all principal and interest then due to Certificateholders) on the earlier of (a) the Payment Date on which the Aggregate Certificate Principal Balance is reduced to zero; or (b) the Payment Date occurring in the month following the Servicer's repurchase of the Contracts as described under "Description of the Certificates--Repurchase Option." However, the Company's representations, warranties and indemnities will survive any termination of the Agreement.

AMENDMENT; WAIVER

  The Agreement may be amended by agreement of the Trustee, the Servicer and the Company at any time without the consent of the Certificateholders to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to add other provisions not inconsistent with the Agreement, upon receipt of an opinion of counsel to the Servicer that such amendment will not adversely affect in any material respect the interests of any Certificateholder.

  The Agreement may also be amended by agreement of the Trustee, the Servicer and the Company at any time without the consent of the Certificateholders to effect the transfer of FHA Insurance reserves to another entity in compliance with revisions to FHA regulations, provided that prior to any such amendment Moody's shall have confirmed that the ratings of the Certificates will not be lowered or withdrawn following such amendment.

  The Agreement may also be amended from time to time by the Trustee, the Servicer and the Company with the consent of holders of Certificates representing 66 2/3% or more of the Trust, the Servicer and holders of Certificates representing 51% or more of the Trust may vote to waive any Event of Termination, provided that no such amendment or waiver shall (a) reduce in any manner the amount of, or delay the timing of, collections of payments on Contracts or distributions which are required to be made on any Certificate, or
(b) reduce the aggregate amount of Certificates required for any amendment of the Agreement, without unanimous consent of the Certificateholders.

  The Trustee is required under the Agreement to furnish Certificateholders with notice promptly upon execution of any amendment to the Agreement.

INDEMNIFICATION

  The Agreement provides that the Company will defend and indemnify the Trust, the Trustee (including any agent of the Trustee) and the Certificateholders against any and all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel and expenses of litigation
(a) for any taxes which may at any time be asserted with respect to, and as of the date of, the conveyance of the Contracts to the Trust (but not including any federal, state or other tax arising out of the creation of the Trust and the issuance of the Certificates), and (b) with respect to certain other tax matters.

  The Agreement also provides that the Servicer will defend and indemnify the Trust, the Trustee and the Certificateholders (which indemnification will survive any removal of the Servicer) against any and all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel and expenses of litigation, in respect of any action taken by the Company as Servicer with respect to any Contract.

DUTIES AND IMMUNITIES OF THE TRUSTEE

  The Trustee will make no representations as to the validity or sufficiency of the Agreement, the Certificates or any Contract, Contract file or related documents, and will not be accountable for the use or application by the Company of any funds paid to the Company in consideration of the conveyance of the Contracts, or deposited into the Certificate Account by the Servicer. If no Event of Termination has occurred, the Trustee will be required to perform only those duties specifically required of it under the Agreement.

However, upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee will be required to examine them to determine whether they conform as to form to the requirements of the Agreement.

  Under the Agreement the Servicer will agree (a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it thereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); (b) to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of the Agreement (including FHA Insurance premiums not paid by the Servicer and reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and (c) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust and its duties thereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

  The Trustee is not obligated to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under the Agreement if there is a reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

  The Agreement also provides that the Trustee will maintain at its expense in Minneapolis or St. Paul, Minnesota, an office or agency where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Trustee and the certificate registrar and transfer agent in respect of the Certificates pursuant to the Agreement may be served. On the date hereof the Trustee's office for such purposes is located at 180 East Fifth Street, St. Paul, Minnesota 55101. The Trustee will promptly give written notice to the Company, the Servicer and the Certificateholders of any change thereof.

THE TRUSTEE

  First Trust National Association has its corporate trust offices at 180 East Fifth Street, St. Paul, Minnesota 55101.

  The Trustee may resign from its duties under the Agreement at any time, in which event the Servicer will be obligated to appoint a successor Trustee. The Servicer may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Agreement or if the Trustee becomes insolvent. In such circumstances, the Servicer will also be obligated to appoint a successor Trustee. Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of the appointment by the successor Trustee. Any successor Trustee must be an FHA Title I approved lender.

REGISTRATION OF THE CERTIFICATES

  The Certificates initially will be registered in the name of Cede & Co., the nominee of DTC. The Certificates may be held by investors only through the book-entry facilities of DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC accepts securities for deposit from its participating organizations ("Participants") and facilitates the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks and trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants").

  The beneficial owners of Certificates ("Certificate Owners") who are not Participants but desire to purchase, sell or otherwise transfer ownership of the Certificates may do so only through Participants (unless and until Definitive Certificates, as defined below, are issued). In addition, Certificate Owners will receive all distributions of principal of, and interest on, the Certificates from the Trustee through DTC and Participants. Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the Certificates, except under the limited circumstances described below.

  Unless and until Definitive Certificates (as defined below) are issued, it is anticipated that the only "Certificateholder" of the Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders as that term is used in the Agreement. Certificate Owners are only permitted to exercise the rights of Certificateholders indirectly through Participants and DTC.

  While Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Certificates and is required to receive and transmit distributions of principal of, and interest on, the Certificates. Participants with whom Certificate Owners have accounts with respect to Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interests.

  Certificates will be issued in registered form to Certificate Owners, or their nominees, rather than to DTC (such Certificates being referred to herein as "Definitive Certificates"), only if (i) DTC or the Company advise the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as nominee and depository with respect to the Certificates and the Company or the Trustee is unable to locate a qualified successor or
(ii) the Company at its sole option advises the Trustee in writing that it elects to terminate the book-entry system through DTC. Upon issuance of Definitive Certificates to Certificate Owners, such Certificates will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the Trustee with respect to transfers, notices and distributions.

  DTC has advised the Company that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by a Certificateholder under the Agreement only at the direction of one or more Participants to whose DTC accounts the Certificates are credited. DTC has advised the Company that DTC will take such action with respect to any fractional interest of the Certificates only at the direction of and on behalf of such Participants beneficially owning a corresponding fractional interest of the Certificates. DTC may take actions, at the direction of the Participants, with respect to some Certificates which conflict with actions taken with respect to other Certificates.

  Issuance of Certificates in book-entry form rather than as physical certificates may adversely affect the liquidity of the Certificates in the secondary market and the ability of Certificate Owners to pledge them. In addition, since distributions on the Certificates will be made by the Trustee to DTC and DTC will credit such distributions to the accounts of its Participants, with the Participants further crediting such distributions to the accounts of indirect participants or Certificate Owners, Certificate Owners may experience delays in the receipt of such distributions.

                      DESCRIPTION OF THE LIMITED GUARANTY

  In order to mitigate the effect of liquidation losses and delinquencies on the Contracts, the Certificateholders are entitled to receive on each Payment Date (subject to the limit of the Guaranty Amount) the amount equal to the Guaranty Payment, if any, under the Limited Guaranty of the Company. The Guaranty Payment for any Payment Date will equal the amount, if any, by which the Formula Distribution Amount (equal to one month's interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance plus the Monthly Principal for such Payment Date) exceeds the Amount Available in the Certificate Account for such Payment Date.

  The "Guaranty Amount" initially equals $2,513,073. Thereafter, on any Payment Date, the Guaranty Amount will equal the lesser of (i) $2,513,073 minus all Guaranty Payments previously made by the Company, or (ii) the Aggregate Certificate Principal Balance as of such Payment Date plus three months of interest at the Pass-Through Rate on the Aggregate Certificate Principal Balance as of such Payment Date.

  The Limited Guaranty will be an unsecured general obligation of the Company and will not be supported by any letter of credit or other credit enhancement arrangement.

  As compensation for providing the Limited Guaranty, the Company will be entitled to receive a Guaranty Fee on each Payment Date equal to the Amount Available in the Certificate Account less the amounts distributed to the Certificateholders, the Monthly Servicing Fee and certain amounts required to reimburse the Trustee or the Servicer, as described under "Description of the Certificates--Distributions on the Certificates."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


  Briggs and Morgan, Professional Association, counsel to the Company, will deliver its opinion that, assuming ongoing compliance with the terms of the Agreement, the Trust will be classified as a grantor trust for federal income tax purposes and not as an association which is taxable as a corporation. The Company does not intend to treat the Certificates as Stripped Certificates for federal income tax reporting purposes. If, however, any fees paid to the Company are deemed to exceed a reasonable amount, the Certificates may be required to be so treated.

  The Certificates held by financial institutions, thrift institutions taxed as domestic building and loan associations and real estate investment trusts will not represent interests in "qualifying real property loans," "loans secured by an interest in real property" or "real estate assets" for purposes of Sections 593(d), 7701(a)(19)(C) or 856(c)(5) of the Code, respectively. Furthermore, interest paid with respect to Certificates held by a real estate investment trust will not be considered to be "interest on obligations secured by mortgages on real property or on interests in real property" for purposes of
Section 856(c)(3) of the Code.

  For purposes of the exemption from United States withholding tax described in the Prospectus, potential foreign investors are advised that all of the Contracts were originated after July 18, 1984.

  For further information regarding federal income tax consequences of investing in the Certificates, see "Certain Federal Income Tax Consequences-- Non-REMIC Series" in the Prospectus.

                              ERISA CONSIDERATIONS


  No transfer of any Certificates will be permitted to be made to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code (a "Plan") unless such Plan, at its expense, delivers to the Trustee and the Company an opinion of counsel (in form satisfactory to the Trustee and the Company) to the effect that the purchase or holding of any Certificates by such Plan will not result in the assets of the Trust being deemed to be "plan assets" and subject to the prohibited transaction provisions of ERISA and the Code and will not subject the Trustee, the Company or the Servicer to any obligation or liability in addition to those undertaken in the Agreement. Unless such opinion is delivered, each person acquiring a Certificate will be deemed to represent to the Trustee, the Company and the Servicer that such person is neither a Plan, nor acting on behalf of a Plan, subject to ERISA or to Section 4975 of the Code.

                                  UNDERWRITING

  The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the Certificates at the price set forth on the cover page of this Prospectus Supplement.

  In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Certificates offered hereby if any such Certificates are purchased. In the event of a default by the Underwriter, the Underwriting Agreement provides that, in certain circumstances, the Underwriting Agreement may be terminated.

  The Underwriter proposes to offer the Certificates in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less concessions not to exceed .25% of the Original Series 1996-B Certificate Principal Balance. The Underwriter may allow, and such dealers may reallow, concessions not to exceed .125% of the Original Series 1996-B Certificate Principal Balance to certain brokers and dealers. After the Certificates are released for sale to the public, the offering price and other selling terms may be varied by the Underwriter.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

  The Company has agreed that for a period of 30 days from the date of this Prospectus Supplement it will not offer or sell publicly any other home improvement contract pass-through certificates without the consent of the Underwriter.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance of the Certificates will be passed upon for the Company and the Trust by Briggs and Morgan, Professional Association, St. Paul and Minneapolis, Minnesota, and for the Underwriter by Thacher Proffitt & Wood, New York, New York. The material federal income tax consequences of the Certificates will be passed upon for the Company by Briggs and Morgan, Professional Association.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUP-PLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CERTIFICATES IN ANY JU-RISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF THE TRUST SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Summary of the Terms of the Certificates...................................  S-3
Risk Factors...............................................................  S-8
Structure of the Transaction...............................................  S-8
Use of Proceeds............................................................  S-9
The Contracts..............................................................  S-9
Yield and Prepayment Considerations........................................ S-13
Green Tree Financial Corporation........................................... S-15
Description of the Certificates............................................ S-15
Description of the Limited Guaranty........................................ S-25
Certain Federal Income Tax Consequences.................................... S-26
ERISA Considerations....................................................... S-26
Underwriting............................................................... S-26
Legal Matters.............................................................. S-27
                                PROSPECTUS
Reports to Certificateholders..............................................    2
Available Information......................................................    2
Additional Information.....................................................    2
Incorporation of Certain Documents by Reference............................    2
Summary of Terms...........................................................    4
Risk Factors...............................................................    9
The Trust Fund.............................................................   10
Use of Proceeds............................................................   12
Green Tree Financial Corporation...........................................   12
Yield Considerations.......................................................   14
Maturity and Prepayment Considerations.....................................   14
Description of the Certificates............................................   15
Description of FHA Insurance...............................................   27
Certain Legal Aspects of the Contracts; Repurchase Obligations.............   28
ERISA Considerations.......................................................   37
Certain Federal Income Tax Consequences....................................   39
Legal Investment Considerations............................................   56
Ratings....................................................................   56
Underwriting...............................................................   57
Legal Matters..............................................................   58
Experts....................................................................   58

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                           $25,130,727 (APPROXIMATE)

                  [LOGO OF GREEN TREE FINANCIAL CORPORATION]

                              SELLER AND SERVICER

                    CERTIFICATES FOR HOME IMPROVEMENT LOANS
                                 SERIES 1996-B

                            6.45% PASS-THROUGH RATE


                              ------------------

                             PROSPECTUS SUPPLEMENT

                              ------------------

                              MERRILL LYNCH & CO.

                                 MARCH 7, 1996

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